Exhibit 14.1

UNITED DEVELOPMENT FUNDING IV

CODE OF BUSINESS CONDUCT AND ETHICS

Adopted April 22, 2014

CHAPTER 1

INTRODUCTION

A.	GENERAL

We at United Development Funding IV and its subsidiaries (collectively, the “Trust”) are committed to the highest standards of business conduct in our relationships with each other, with companies with which we do business and with our shareholders and others. This requires that we conduct our business in accordance with all applicable laws and regulations and in accordance with the highest standards of business ethics. This Code of Business Conduct and Ethics (this “Code”) helps each of us in this endeavor by providing a statement of the fundamental principles and key policies and procedures that govern the conduct of our business. This Code describes standards of conduct for all trustees, officers and employees of the Trust.

B.	PURPOSE

The purpose of this Code is to deter wrongdoing and to promote: (1) honest and ethical conduct, including the ethical handling of actual or apparent conflicts of interest between personal and professional relationships; (2) full, fair, accurate, timely, and understandable disclosure in reports and documents that the Trust files with, or submits to, the Securities and Exchange Commission (the “SEC”) and in the Trust’s other public communications; (3) compliance with applicable governmental laws, rules and regulations; (4) the prompt internal reporting of violations of this Code to an appropriate person or persons identified in this Code; and (5) accountability for adherence to this Code.

All trustees, officers and employees of the Trust are expected to understand, respect and comply with this Code and all of the laws, regulations, policies and procedures that apply to them in their positions with the Trust. Employees are responsible for talking to their supervisors to determine which laws, regulations and Trust policies apply to their position and what training is necessary to understand and comply with them. Trustees, officers and employees are directed to specific policies and procedures available to them and to persons they supervise.

C.	APPLICABILITY AND ACCOUNTABILITY

All employees are responsible for knowing and understanding the policies and guidelines contained in this Code, and all employees are accountable for their individual compliance, as well as for compliance by their subordinates.

1

CHAPTER 2

CONFLICTS POLICY

A.	CONFLICTS OF INTEREST

All trustees, officers and employees of the Trust should avoid any action or interest that conflicts with, or gives the appearance of a conflict with, the Trust’s interests. A “conflict of interest” exists whenever an individual’s private interests interfere or conflict in any way (or even appear to interfere or conflict) with the interests of the Trust. A conflict situation can arise when an employee, officer or trustee takes actions or has interests that may make it difficult to perform his or her work for the Trust objectively and effectively. Conflicts of interest may also arise when a trustee, officer or employee or a member of his or her family receives improper personal benefits as a result of his or her position with the Trust, whether from a third party or from the Trust.

Sometimes, conflicts of interest will develop accidentally or unexpectedly, and the appearance of a conflict of interest can also easily arise. If an employee, officer or trustee has a conflict, actual or potential, the employee, officer or trustee should report such conflict to higher levels of management, the board of trustees, the Chief Executive Officer, the Chief Operating Officer or the General Counsel. Conflicts of interest may not always be clear-cut, so if a question arises, employees, officers or trustees should consult with higher levels of management, the board of trustees, the Chief Executive Officer, the Chief Operating Officer or the General Counsel.

Any employee, officer or trustee that becomes aware of a conflict or potential conflict should bring it to the attention of higher levels of management, the board of trustees, the Chief Executive Officer, the Chief Operating Officer or the General Counsel. Such communications will be kept confidential to the extent feasible.

B.	CORPORATE OPPORTUNITIES

Trustees, officers and employees are prohibited from (a) taking for themselves corporate opportunities that properly belong to the Trust or are discovered through the use of the Trust’s property, information or position; (b) using the Trust’s property, information or position for personal gain; and (c) competing with the Trust. Trustees, officers and employees owe a duty to the Trust to advance its legitimate interests when the opportunity to do so arises.

C.	BUSINESS CONFLICTS

The Trust seeks to outperform its competition fairly and honestly. The Trust seeks competitive advantages through superior performance, never through unethical or illegal business practices. Stealing proprietary information, possessing or utilizing trade secret information that was obtained without the owner’s consent or inducing such disclosures by past or present employees of other companies is prohibited.

2

Each trustee, officer and employee is expected to deal fairly with the Trust’s customers, suppliers, tenants, brokers, competitors, officers and employees. No one should take unfair advantage of anyone through manipulation, concealment, abuse of privileged information, misrepresentation of material facts or any other unfair dealing.

The purpose of business entertainment and gifts in a commercial setting is to create goodwill and sound working relationships, not to gain unfair advantage with customers. No gift or entertainment should ever be offered, given, provided or accepted by any trustee, officer or employee of the Trust unless: (1) it is not a cash gift, (2) it is consistent with customary business practices, (3) there was a prior social relationship between the parties, (4) it is nominal in value, (5) the gift cannot be construed as a bribe or payoff and (6) it does not violate any laws or regulations. No tickets to events should be offered, given, provided or accepted by any trustee, officer or employee of the Trust unless the party providing the tickets is present at such event or the tickets have been pre-approved by the Chief Executive Officer, Chief Operating Officer and/or General Counsel. Any gifts that are substantial in nature (i.e., with a value of $250 or more, or of relative scarcity, including but not limited to, gifts of tickets to major sporting or cultural events) must be pre-approved by the Chief Executive Officer, Chief Operating Officer and/or General Counsel. Please discuss with the Chief Executive Officer, Chief Operating Officer and/or General Counsel any gifts or proposed gifts which you are not certain are appropriate.

CHAPTER 3

USE OF TRUST RESOURCES

A.	PROTECTION AND PROPER USE OF TRUST ASSETS

All employees should endeavor to protect the Trust’s assets and ensure their efficient use. Theft, carelessness, and waste have a direct impact on the Trust’s profitability. Any suspected incident of fraud or theft should be immediately reported for investigation. Trust equipment should not be used for non-Trust business, though incidental personal use may be permitted.

The obligation of employees to protect the Trust’s assets includes its proprietary information. Proprietary information includes intellectual property such as trademarks and copyrights, as well as business, marketing and service plans, databases, records, salary information and any unpublished financial data and reports. Unauthorized use or distribution of this information would violate Trust policy. It could also be illegal and result in civil or even criminal penalties.

B.	CONFIDENTIALITY

Employees, officers and trustees of the Trust must maintain the confidentiality of information entrusted to them by the Trust, our suppliers, our business partners and prospective business partners, except when disclosure is either expressly authorized by the Trust or required by law. Confidential information includes all non-public information, including information that might be of use to competitors, or harmful to the Trust or its suppliers, business partners and prospective business partners, if disclosed. It also includes information that suppliers, business partners and prospective business partners have entrusted to us. The Trust expects that each employee, officer and trustee will preserve all such confidential information even after his or her employment or relationship with the Trust ends. In some cases, disclosure of any such confidential information, even after termination of employment or other relationship, may result in civil liability to the individual. All employees, officers and trustees must, upon termination of employment or relationship with the Trust, return all confidential information to the Trust, including originals and copies, whether in electronic or hard copy.

3

C.	PUBLIC TRUST REPORTING

As a public Trust, it is of critical importance that the Trust’s filings with the SEC be accurate, timely and in accordance with all applicable laws and regulations. Depending on their position with the Trust, an employee, officer or trustee may be called upon to provide necessary information to assure that the Trust’s public reports are complete, fair and understandable. The Trust expects employees, officers and trustees to take this responsibility very seriously and to provide prompt accurate answers to inquiries related to the Trust’s public disclosure requirements. However, no employee, officer or trustee of the Trust should respond to inquiries regarding, or otherwise communicate to any outside party, results, forecasts or trends without the prior approval of the Chief Executive Officer, Chief Operating Officer and/or General Counsel.

D.	FINANCIAL STATEMENTS AND OTHER RECORDS

All of the Trust’s books, records, accounts and financial statements must be maintained in reasonable detail, must appropriately reflect the Trust’s transactions and must both conform to applicable legal requirements and to the Trust’s system of internal controls. Unrecorded or “off the books” funds or assets should not be maintained unless permitted by applicable law or regulation. Records should always be retained or destroyed according to the Trust’s record retention policies. In accordance with those policies, in the event of litigation or governmental investigation, please consult the board of trustees.

CHAPTER 4

COMPLIANCE WITH LAWS, RULES AND REGULATIONS

A.	LAWS, RULES AND REGULATIONS

The Trust conducts its business in strict compliance with all applicable laws, rules and regulations, including but not limited to antitrust laws, insider trading laws and laws and regulations relating to recordkeeping and internal controls. The Trust promotes full, fair, accurate, timely and understandable disclosure in reports and documents that the Trust files with, or submits to, the Securities and Exchange Commission and in other public communications made by the Trust. All employees and trustees involved in the Trust’s disclosure process, including the senior financial officers, are responsible for acting in furtherance of this policy. In particular, these individuals are required to maintain familiarity with the disclosure requirements applicable to the Trust and are prohibited from knowingly misrepresenting, omitting or causing others to misrepresent or omit, material facts about the Trust to others, whether within or outside of the Trust, including the Trust’s independent auditors. In addition, any officer or trustee who has a supervisory role in the Trust’s disclosure process has an obligation to discharge his or her responsibilities diligently. Trust policy also prohibits employees having any discussion, communication, agreement or understanding with any competitor concerning bidding rates, pricing policy, terms or conditions of contracts, territorial markets, labor and other costs or the like. Any understanding or agreement with another person to refrain from doing business with an investor or supplier or otherwise engage in market collusion is against Trust policy.

4

B.	INSIDER TRADING

No trustee, officer or employee who has access to confidential information may use or share that information for stock trading purposes or for any other purpose except the conduct of our business. All non-public information about the Trust should be considered confidential information. To use nonpublic information for personal financial benefit or to “tip” others who might make an investment decision on the basis of this information is not only unethical but also illegal. Other than for sales or acquisitions that occur under an automatic investment plan, such as a distribution reinvestment plan or a Trust-approved Rule 10b5-1 plan, you must have any sales or acquisitions of the Trust’s securities pre-approved by the Trust’s Chief Executive Officer, Chief Operating Officer and/or General Counsel. If you have any questions, please consult the Trust’s Chief Executive Officer, Chief Operating Officer and/or General Counsel.

C.	POLITICAL CONTRIBUTIONS AND OTHER POLITICAL ACTIVITIES

Laws of certain jurisdictions prohibit the use of Trust funds, assets, services or facilities on behalf of a political party or candidate. Payments of corporate funds to any political party, candidate or campaign may be made only if permitted under applicable law and approved in writing and in advance by the Chief Executive Officer, Chief Operating Officer and/or General Counsel.

Work time may be considered the equivalent of a contribution by the Trust. Therefore, employees will not be paid by the Trust for any time spent running for public office, serving as an elected official or campaigning for a political candidate. Nor will the Trust compensate or reimburse them, in any form, for a political contribution that they intend to make or have made.

D.	GOVERNMENT INVESTIGATIONS

It is Trust policy to cooperate fully with governmental authorities in the proper performance of their functions, consistent with the safeguards that the law has established for the benefit of persons under investigation.

In the event of a government investigation, the Chief Executive Officer, Chief Operating Officer and/or General Counsel should be advised of the contacts immediately and, if possible, prior to supplying any information to the authorities. When notifying the Chief Executive Officer, Chief Operating Officer and/or General Counsel, please try to report the name(s) of the officials and their government agency, along with the information they are requesting and, if disclosed, the nature of the investigation.

5

It is extremely important that, in all instances, employees be truthful and accurate in all statements and information given to regulatory and law enforcement officials. For the avoidance of doubt, employees should never destroy or alter documents in connection with a pending or contemplated investigation, lie or make misleading statements or attempt to cause any other Trust employee to do the same. Trust policy and the law protect employees from retaliatory action for good faith activities in assisting investigations by government authorities.

E.	PAYMENT TO GOVERNMENT PERSONNEL

The U.S. Foreign Corrupt Practices Act prohibits giving anything of value, directly or indirectly, to officials of foreign governments or foreign political candidates in order to obtain or retain business. It is strictly prohibited to make illegal payments to government officials of any country.

In addition, the U.S. government has a number of laws and regulations regarding business gratuities which may be accepted by U.S. government personnel. The promise, offer or delivery to an official or employee of the U.S. government of a gift, favor or other gratuity in violation of these rules would not only violate Trust policy but could also be a criminal offense. State and local governments, as well as foreign governments, may have similar rules. The Chief Executive Officer, Chief Operating Officer and/or General Counsel can provide guidance to you in this area.

F.	IMPROPER INFLUENCE ON CONDUCT OF AUDITS

None of the officers or trustees of the Trust or any other person acting under the direction thereof, may take any action to fraudulently influence, coerce, manipulate, or mislead any independent public or certified accountant engaged in the performance of an audit of the Trust’s financial statements for the purpose of rendering such financial statements materially misleading.

CHAPTER 5

ADMINISTRATIVE PROVISIONS AND ENFORCEMENT

A.	RESOURCES

This Code cannot provide definitive answers to all questions. If you have questions regarding any of the policies discussed in this Code, or if you are in doubt about the best course of action in a particular situation, you should seek guidance from your supervisor, the Chief Executive Officer, Chief Operating Officer and/or General Counsel. Copies of this Code are available from the Chief Executive Officer, Chief Operating Officer and/or General Counsel. A statement acknowledging compliance with this Code must be signed by all employees.

6

B.	“WHISTLEBLOWER” REPORTING AND AUDITING

All employees should be alert and sensitive to situations that could result in actions by themselves, other employees or third parties that might violate the standards of conduct set forth in this Code or applicable laws. Any employee who knows or believes that another employee or agent of the Trust has engaged in or is contemplating or engaging in improper conduct contrary to Trust policy or in any illegal activity is encouraged to report such information to the Chief Executive Officer, Chief Operating Officer and/or General Counsel. Additionally, the Trust may designate a third-party hotline provider to which information about suspected violations of this Code or any other Trust policy may be reported.

Any employee who has information about suspected improper accounting or auditing matters should bring such information to the attention of a member of the Trust’s Audit Committee directly by contacting or submitting a report to any member of the Audit Committee at the contact information that the Trust will distribute periodically.

If an employee is not comfortable revealing his or her identity when making a report, the employee can also make an anonymous report to the hotline, the Chief Executive Officer, Chief Operating Officer and/or General Counsel. All communications pursuant to this paragraph shall be confidentially processed except under circumstances where enforcement action is required.

C.	REPORTING PROCEDURES

Employees should follow the reporting procedures established by this Code and should refrain from reporting such activities outside of such procedures. Employees must keep in mind the serious nature of any accusation of violation of this Code and/or law and any such report must be made in good faith and believed to be true. An employee who is incorrectly or falsely accused of violation of this Code or of law may suffer significant personal damage for which the reporting party and the Trust may become liable.

D.	INVESTIGATIONS OF SUSPECTED VIOLATIONS

All reported violations will be promptly investigated and treated confidentially to the greatest extent possible. It is imperative that reporting persons not conduct their own preliminary investigations. Investigations of alleged violations may involve complex legal issues, and acting on your own may compromise the integrity of an investigation and adversely affect both you and the Trust.

E.	NON-RETALIATION POLICY

Trust policy prohibits any form of retaliation for good faith reporting of suspected violations of this Code or any other Trust policy. The Trust will take appropriate disciplinary action against any employee who directly or indirectly retaliates against an employee who reports a suspected violation of Trust policy. Although an employee will not be subject to any disciplinary or retaliatory action for filing a good faith report of a suspected or potential violation of this Code, the filing of a known false or malicious report will not be tolerated. Anyone participating in the filing of such a report will be subject to appropriate disciplinary action.

7

F.	COMPLIANCE AND ENFORCEMENT

Compliance with the provisions and requirements of this Code will be monitored and evaluated by the Chief Executive Officer, Chief Operating Officer and/or General Counsel as such persons deem appropriate for the circumstances. The principles set forth in this Code will be enforced at all levels, fairly and without prejudice. Employees who violate this Code will be subject to disciplinary action, ranging from a reprimand to dismissal and possible civil action or criminal prosecution.

G.	WAIVERS OF THIS CODE

The Trust will waive application of the policies set forth in this Code only where circumstances warrant granting a waiver. Waivers of this Code for trustees or executive officers may be made only by the board of trustees and must be promptly disclosed as required by applicable law, regulation or listing standards. Waivers of this Code for other employees may be made by the Chief Executive Officer, Chief Operating Officer and/or General Counsel and only upon each such employee making full disclosure in advance of the initiation or continuation of the conduct in question.

H.	IMPLEMENTATION

This Code is being distributed to all employees and is effective immediately. This Code is a statement of the fundamental principles and key policies and procedures that govern the conduct of the Trust’s business. It is not intended to and does not create any rights in any officer, employee, supplier, competitor, shareholder or any other person or entity.

I.	CHANGES AND AMENDMENTS

The Trust reserves the right to change or amend any provisions of this Code as it may deem appropriate from time to time. All employees will be notified in writing by the Trust whenever changes or amendments are implemented.

8

ACKNOWLEDGMENT FORM

I have received and read the United Development Funding IV Code of Business Conduct and Ethics, and I understand its contents. I agree to comply fully with the standards, policies and procedures contained in this Code and the Trust’s related policies and procedures. I understand that I have an obligation to report to the Chief Executive Officer, Chief Operating Officer and/or General Counsel any suspected violations of this Code of which I am aware. I acknowledge that this Code is a statement of policies for business conduct and does not, in any way, constitute an employment contract or an assurance of continued employment.

Printed Name

Signature

Date

9